UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2010
CROGHAN BANCSHARES, INC.
(Exact name of registrant as specified in its charter)
0-20159
(Commission File Number)

OHIO	31-1073048
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

323 CROGHAN STREET, FREMONT, OHIO	43420
(Address of principal executive offices)	(Zip Code)
(419) 332-7301
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
                      (c) & (d)
                      On August 19, 2010, Croghan Bancshares, Inc. (“Croghan”) and its wholly-owned subsidiary, The Croghan Colonial Bank (the “Bank”), issued a news release announcing the hiring and appointment of Rick M. Robertson as President and CEO of Croghan and the Bank. Mr. Robertson was appointed to succeed the current President and CEO, Steven C. Futrell, upon his retirement at the end of August. A copy of the news release announcing Mr. Robertson hiring is attached as Exhibit 99.
                      An Ohio native, Mr. Robertson is 57 years old and has over 35 years of banking experience. Since February 2006, he has served as Executive Vice President and Chief Banking Officer of ViewPoint Bank headquartered in Plano, Texas, where his responsibilities included retail, business and mortgage banking, credit administration and loan operations. He has also served as Chairman of ViewPoint Bankers Mortgage, Inc., a wholly-owned subsidiary of ViewPoint Bank, since September 2007. Prior to joining ViewPoint Bank, Mr. Robertson worked for Key Bank as Michigan District President from February 2002 until February 2006, as Senior Vice President, District Retail Leader (Cleveland, Ohio) from 1999 to 2001, and Area President and Senior Commercial Loan Officer (Mansfield, Ohio) from 1986 to 1999. His prior banking experience also includes executive and lending experience at First National Bank & Trust in LaPorte, Indiana and The Third National Bank & Trust in Dayton, Ohio.
                      Mr. Robertson holds a Bachelor of Science Degree in Business Administration/Finance from Miami University and a Masters of Business Administration from the University of Dayton. In addition, he is a graduate of the American Bankers Association Stonier Graduate School of Banking.
                      Pursuant to the terms of his offer letter, Mr. Robertson will be paid an annual base salary of $230,000, which will be prorated for the remainder of 2010. In addition, Mr. Robertson will be entitled to participate in an incentive plan beginning in 2011 which will provide him the opportunity to receive certain bonuses upon the achievement of corporate performance objectives to be established by the Board of Directors. His potential cash award will be targeted at 5% to 25% of his base salary. In connection with his relocation to the Fremont, Ohio area, the Bank has agreed to provide reimbursement to Mr. Robertson for temporary housing, travel and other relocation expenses in an amount not to exceed $42,500. Mr. Robertson will also receive a monthly car allowance of $175 per month (or mileage reimbursement for business related travel) and the payment of membership dues at the Catawba Island Club and the Fremont Country Club.
                      The Bank has agreed to enter into an employment agreement with Mr. Robertson within 30 to 45 days which will contain terms consistent with the foregoing. In addition, the employment agreement will contain change in control provisions approved by the Board of Directors pursuant to which Mr. Robertson would be entitled to receive a cash payment equal to two times his annual salary if he is terminated under certain circumstances in connection with a change of control of Croghan.

                      Mr. Robertson does not have any family relationship with any member of Croghan’s Board of Directors or any of Croghan’s executive officers. Neither Mr. Robertson nor any member of his immediate family has had any business transactions or relationships with Croghan or the Bank that would require disclosure under Item 404(a) of SEC Regulation S-K. However, Mr. Robertson and members of his immediate family may enter into banking transactions with the Bank in the future in the ordinary course of business and in compliance with applicable federal and state laws and regulations.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits:

Exhibit No.	Description

99	News Release

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROGHAN BANCSHARES, INC.
Date: August 19, 2010	By:	/s/ Kendall W. Rieman
Kendall W. Rieman, Treasurer

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated August 19, 2010

Exhibit No.	Description

99	News Release